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                                                                    Exhibit 99.1

                                                         2 MANHATTANVILLE ROAD
                                                         PURCHASE, NY 10577-2196

NEWS RELEASE

MEDIA CONTACT:             Jack Cox, 914-397-1952

ANALYST CONTACTS:          Carol Tutundgy, 914-397-1632
                           Rochelle Weitzner, 914-397-1623

MAY 18, 2000

                  DOJ CONCLUDES REVIEW OF INTERNATIONAL PAPER'S
                      ACQUISITION OF CHAMPION INTERNATIONAL

PURCHASE, NY -- The U.S. Department of Justice has completed its antitrust review of the proposed acquisition of Champion International by International Paper, clearing the way for the companies to proceed with the deal announced last week.

"We're pleased to have received the required government clearance in the U.S.," said International Paper Chairman and Chief Executive Officer John Dillon. "We will launch our exchange offer this week and hope to close the transaction next month."

IP received notification on Wednesday that the Department of Justice had terminated the antitrust review required by the Hart-Scott-Rodino Act. Reviews are still pending in Canada and Brazil, and other non-U.S. filings are expected to be made shortly, but they are not expected to delay completion of the transaction.

International Paper reached an agreement last week (Friday, May 12) to acquire Champion in a cash and stock deal worth nearly $7.3 billion excluding net debt.

International Paper (www.internationalpaper.com) is the world's largest paper and forest products company. Businesses include printing papers, packaging, building materials, chemical products and distribution. As the largest private landowner in the U.S., the company manages its forest under the principles of the Sustainable Forestry Initiative (SFISM) program, a system that ensures the perpetual growing and harvesting of trees while protecting wildlife, plants, soil, air and water quality. Headquartered in the United States at Purchase, N.Y., International Paper has operations in nearly 50 countries, employs nearly 100,000 people and exports its products to more than 130 nations.

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[INTERNATIONAL PAPER LOGO]